Exhibit 10.1
AMENDMENT
TO THE
ARRAY DIGITAL INFRASTRUCTURE, INC.
2022 LONG-TERM INCENTIVE PLAN

WHEREAS, Array Digital Infrastructure, Inc. (the “Company”) heretofore has adopted and maintains the Array Digital Infrastructure, Inc. 2022 Long-Term Incentive Plan, as amended from time to time (the “Plan”), for the benefit of certain key executive and management employees of the Company and certain of its subsidiaries;
WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval as specified in the Plan, including under applicable law or the principal stock exchange on which the Company’s common shares are then traded;
WHEREAS, the Board desires to amend the Plan to provide that the treatment of outstanding awards thereunder upon a Change in Control of the Company shall be determined in the discretion of the Board (as constituted prior to such Change in Control); and
WHEREAS, such amendment is not subject to any required shareholder approval.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective solely for awards granted on or after the date hereof, as follows:
1.    Section 7.9(a) hereby is amended in its entirety to read as follows:
Notwithstanding any other section of the Plan, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:
(1) (i) causing some or all outstanding Stock Options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Performance Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the Performance Measures applicable to some or all outstanding Performance Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
(2) substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the methodology set forth in Section 7.8; and/or

(3) requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive, in accordance with the requirements of section 409A of the Code, to the extent applicable: (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 7.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, applicable to such Stock Award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 7.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award, the amount payable with respect to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 7.9(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.
2.    Section 7.9 hereby is further amended to delete therefrom subsections (c) and (d) in their entirety.
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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of this 17th day of March, 2026.

ARRAY DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Anthony J. M. Carlson
Anthony J. M. Carlson
Its:	President and Chief Executive Officer